     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 27, 2001


                                                               FILE NO. 811-2611
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM N-1A


REGISTRATION STATEMENT UNDER THE
INVESTMENT COMPANY ACT OF 1940
      AMENDMENT NO. 22                                           [X]


                            VAN KAMPEN EXCHANGE FUND
                        A CALIFORNIA LIMITED PARTNERSHIP
(EXACT NAME OF REGISTRANT AS SPECIFIED IN THE AGREEMENT OF LIMITED PARTNERSHIP)

                                1 PARKVIEW PLAZA
                                  PO BOX 5555
                        OAKBROOK TERRACE, IL 60181-5555
               (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)(ZIP CODE)
       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE (630) 684-6000

                              A. THOMAS SMITH III

            MANAGING DIRECTOR, PRINCIPAL LEGAL OFFICER AND SECRETARY

                          VAN KAMPEN INVESTMENTS INC.
                                1 PARKVIEW PLAZA
                                  PO BOX 5555
                     OAKBROOK TERRACE, ILLINOIS 60181-5555
                    (NAME AND ADDRESS OF AGENT FOR SERVICE)

                             ---------------------

                                   Copies to:

                             WAYNE W. WHALEN, ESQ.
                              THOMAS A. HALE, ESQ.
                SKADDEN, ARPS, SLATE, MEAGHER & FLOM (ILLINOIS)
                             333 WEST WACKER DRIVE
                            CHICAGO, ILLINOIS 60606
                                 (312) 407-0700

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

                            VAN KAMPEN EXCHANGE FUND

                                     PART A

                      INFORMATION REQUIRED IN A PROSPECTUS

     Van Kampen Exchange Fund (the "Registrant") is an open-end diversified management investment company, registered under the Investment Company Act of 1940, as amended (the "1940 Act"), and formed on December 4, 1975 under the Uniform Limited Partnership Act of California. Registrant commenced business as an investment company on December 13, 1976.

     Items 1, 2, 3, 5 and 9 of Part A are omitted pursuant to General Instruction B.2. of Form N-1A.

     This Prospectus, which incorporates by reference the entire Statement of Additional Information, concisely sets forth certain information about the Registrant that a prospective investor should know before investing in shares of the Registrant. Shareholders should read this Prospectus carefully and retain it for future reference. A copy of the Statement of Additional Information may be obtained without charge by calling (800) 341-2911 or for Telecommunications Device for the Deaf at (800) 421-2833. The Statement of Additional Information has been filed with the Securities and Exchange Commission ("SEC") and is available along with other related materials at the SEC's internet web site (http://www.sec.gov).


     This Prospectus is dated April 27, 2001.


ITEM 4.  INVESTMENT OBJECTIVES, PRINCIPAL INVESTMENT STRATEGIES, AND RELATED
         RISKS.


     The Registrant's principal investment objective is long-term growth of capital, while the production of current income is an important secondary objective. Under normal market conditions, the Registrant seeks to achieve these objectives by investing primarily in common stocks or convertible securities of companies believed to have long-term growth potential. The Registrant does not intend to engage to any significant degree in active or frequent trading of portfolio securities. The Registrant's portfolio turnover is reported in its financial statements. The Registrant may, however, for defensive purposes, temporarily invest all or a portion of its assets in other types of securities, including investment grade bonds, preferred stocks and money market obligations such as government securities, certificates of deposit and commercial paper. In taking a temporary defensive position, the Registrant would temporarily not be pursuing and may not achieve its investment objective. The foregoing policies may not be changed without approval of a majority of the Registrant's outstanding voting securities, as defined in the 1940 Act. The Registrant's temporary investments will consist of U.S. Treasury Bills and U.S. Treasury Bonds, both issued by and supported by the full faith and credit of the United States Government, and commercial paper rated P-1, if by Moody's Investors Service, Inc., or A-1 if by Standard & Poor's and repurchase agreements with domestic banks and broker-dealers.


     The Registrant is subject to market risk. Market risk is the possibility that the market values of securities owned by the Registrant will decline. Market risk may affect a single issuer, industry, sector of the economy or the market as a whole. Investments in common stocks and convertible securities generally are affected by changes in the stock markets, which fluctuate substantially over time, sometimes suddenly and sharply.

ITEM 6.  MANAGEMENT, ORGANIZATION, AND CAPITAL STRUCTURE.

     The business and affairs of the Registrant are managed under the direction of the Board of Managing General Partners of the Registrant. Subject to the Managing General Partners' oversight, the Adviser (defined below) determines the investment of Registrant's assets, provides administrative services and manages Registrant's business and affairs.


     Van Kampen Asset Management Inc. ("Asset Management" or the "Adviser"), 1 Parkview Plaza, Oakbrook Terrace, Illinois 60181-5555 serves as investment adviser to Registrant. The Adviser is a wholly owned subsidiary of Van Kampen Investments Inc. ("Van Kampen Investments"). Van Kampen Investments is a diversified asset management company that administers more than three million retail investor accounts, has extensive capabilities for managing institutional portfolios, and has more than $81 billion under management or supervision as of March 31, 2001. Van Kampen Investments has more than 50 open-end funds, more than 30 closed-end funds and more than 2,700 unit investment trusts that are distributed by authorized dealers nationwide. Van Kampen Investments is an indirect wholly owned subsidiary of Morgan Stanley Dean Witter & Co., ("Morgan Stanley") which is a preeminent global financial services firm that maintains leading market positions in each of its three primary businesses: securities, asset management and credit services.



     The Registrant retains the Adviser to manage the investment of its assets and to place orders for the purchase and sale of its portfolio securities. Under an investment advisory agreement between the Adviser and the Registrant (the "Advisory Agreement"), the Registrant pays the Adviser a fee monthly calculated at the annual rate of 0.50% of average daily net assets of the Registrant. Under the Advisory Agreement, Registrant also reimburses the Adviser for the cost of the Registrant's accounting services, which include maintaining its financial books and records and calculating its daily net asset value. For the fiscal year ended December 31, 2000, advisory fees paid by the Registrant equaled 0.50% of the Registrant's average net assets.



     The Fund is managed by a management team headed by Jeff D. New. Mr. New has been primarily responsible for managing the Fund's investment portfolio since May 1998. Mr. New has been a Managing Director of the Adviser and Van Kampen Investment Advisory Corp. ("Advisory Corp.") since December 2000, and became a Senior Vice President and Portfolio Manager of the Adviser and Advisory Corp. in December 1997. Prior to December 1997, Mr. New was Vice President and Portfolio Manager of the Adviser and Advisory Corp. Prior to June 1994, Mr. New was Associate Portfolio Manager of the Adviser. Michael Davis, co-manager of the Fund since March 1998, is responsible for the day-to-day management of the Fund's investment portfolio. Mr. Davis has been Vice President and Portfolio Manager of the Adviser and Advisory Corp. since March 1998. Mr. Davis has worked in the investment industry since 1983 and prior to March 1998, Mr. Davis was the owner of Davis Equity, a stock research company.



     Operating expenses paid by the Registrant include transfer agency fees, custodial fees, legal and accounting fees, the costs of reports and proxies to partners, managing general partners' fees, and all other business expenses not specifically assumed by the Adviser. For the fiscal year ended December 31, 2000, the Registrant's other operating expenses were 0.15% of average net assets.



     The Registrant and the Adviser have adopted a Code of Ethics designed to recognize the fiduciary relationship between the Registrant and the Adviser and its employees. The Code of Ethics permits directors, trustees, officers and employees to buy and sell securities for their personal accounts subject to certain restrictions. Persons with access to certain sensitive information are subject to preclearance and other procedures designed to prevent conflicts of interest.


ITEM 7.  SHAREHOLDER INFORMATION.

     The Registrant has outstanding units of partnership interest ("shares") with equal rights to participate in distributions made by Registrant and equal rights to Registrant's assets. Each share is entitled to one vote and there is no cumulative voting. If the Registrant were unable to pay its liabilities, partners receiving distributions could be liable to creditors of Registrant to the extent of such distributions, plus interest.

     The Registrant will determine its net asset value as of the close of each business day on the New York Stock Exchange. The Registrant's net assets equal the value of its portfolio securities, plus all cash and other assets (including dividends and interest accrued but not collected) less all liabilities (including accrued expenses but excluding partner capital contributions). The Registrant's portfolio securities are valued at the last sales price on the exchange where principally traded, or, if no sale occurred on that day, at the mean between the closing bid and asked prices; securities not so traded are valued in like manner, if market quotations are available, or at the mean between the highest bid and the lowest asked prices if there is no last sales price or closing bid and asked prices. The value of any other securities and assets is the fair value as determined in good faith by the Adviser based on procedures approved by the Managing General Partners.

     Shareholders may redeem shares at any time, without charge by the Registrant, at the next determined net asset value per share by submitting a written request in proper form to the Registrant's transfer agent, Van Kampen Investor Services, Inc. ("Investor Services"), PO Box 218256, Kansas City, MO 64121-8256,
by placing the redemption request through an authorized dealer or by calling the Registrant. Redemptions are priced at the next determined net asset value per share after acceptance by Investor Services of the request and any other necessary documents in proper order and payment for shares redeemed will be made within seven days thereafter. Redemptions are not made on days during which the New York Stock Exchange is closed. The right of redemption may be suspended and the payment therefor may be postponed for more than seven days during any period when (a) the New York Stock Exchange is closed for other than customary weekends or holidays; (b) the SEC determines trading on the New York Stock Exchange is restricted; (c) the SEC determines an emergency exists as a result of which disposal by the Registrant of securities owned by it is not reasonably practicable or it is not reasonably practicable for the Registrant to fairly determine the value of its net assets; or (d) the SEC, by order, so permits.

     The shares redeemed (other than redemptions under a systematic withdrawal plan) may be paid in cash or securities, at the option of Registrant, and will ordinarily be paid in whole or in part in securities. Registrant's valuation will determine the quantity of securities tendered. Registrant will select securities for tender in redemptions based on tax or investment considerations.

     While there is no charge when shares are redeemed or repurchased through the Registrant or through Van Kampen Funds Inc., an affiliate of the Adviser, dealers may make a charge for effecting a repurchase. Payment for shares redeemed may be postponed or the right of redemption suspended as provided by the rules of the SEC.

     The Registrant makes quarterly distributions of net investment income, exclusive of capital gains, to the partners. The Managing General Partners determine each year whether and to what extent any realized capital gains are to be distributed and such distributions, if any, will be made annually. Distributions, when made, are made equally among the outstanding shares held by shareholders. Dividends and capital gains distributions are automatically applied to purchase additional shares of the Registrant at the next determined net asset value unless the shareholder instructs otherwise.

     The Registrant is classified as a partnership for federal income tax purposes. Each partner is required to report on his personal federal income tax return his share of Registrant's income, gains, losses, deductions and expenses for the taxable year of the Registrant ending within or with his taxable year, regardless of whether cash or other properties are distributed. For federal income tax purposes, capital gain or loss is allocated equally among shares outstanding on the day recognized, and all other items of Registrant's income, gain, loss, deduction and expense during a year are allocated to each partner in the proportion which the total number of shares such partner held on each day during the year bears to the total of the outstanding shares of the Registrant on each day during the year.


     The tax basis to each partner for his shares in Registrant is determined by reference to the basis of the securities and any money that he contributed to the Registrant in exchange for his shares, increased by his share of the Registrant's taxable income and decreased (but not below zero) principally by the Registrant's distributions and his share of the Registrant's net losses. If cash distributed exceeds basis, the excess generally will be taxable as gain from the sale of a capital asset. The Registrant's tax basis in the securities contributed by the partners is the same as that of the partners contributing such securities.



     Redemptions for cash generally will be taxable as capital gains to the extent that such cash exceeds a partner's adjusted tax basis in his shares of the Registrant. The receipt of securities on redemption is not a taxable event to the partner or to the Registrant. The partner's basis in securities received on redemption will be the same as the Registrant's. Net long-term capital gains realized by the Registrant will be taxable to the partners at the current capital gain rates.


ITEM 8.  DISTRIBUTION ARRANGEMENTS.

        Not Applicable.

                            VAN KAMPEN EXCHANGE FUND

                                     PART B

         INFORMATION REQUIRED IN A STATEMENT OF ADDITIONAL INFORMATION

ITEM 10.  COVER PAGE AND TABLE OF CONTENTS.


     This Statement of Additional Information is not a prospectus. This Statement of Additional Information should be read in conjunction with the Van Kampen Exchange Fund (the "Registrant") prospectus (the "Prospectus") dated as of the same date as this Statement of Additional Information. This Statement of Additional Information does not include all of the information a prospective investor should consider before purchasing shares of the Registrant. Investors should obtain and read the Prospectus prior to purchasing shares of the Registrant. A Prospectus may be obtained without charge by writing or calling Van Kampen Funds Inc. (the "Distributor"), 1 Parkview Plaza, P.O. Box 5555, Oakbrook Terrace, Illinois 60181-5555, at (800) 341-2911.



     This Statement of Additional Information is dated April 27, 2001.



                                                                          PAGE
                                                                          ----
          Fund History................................................    B-1
          Description of the Fund and its Investment Risks............    B-1
          Management of the Fund......................................    B-3
          Control Persons and Principal Holders of Securities.........    B-9
          Investment Advisory and Other Services......................    B-9
          Brokerage Allocation and Other Practices....................    B-10
          Capital Stock and Other Securities..........................    B-12
          Purchase, Redemption and Pricing of Shares..................    B-12
          Taxation of the Fund........................................    B-12
          Underwriters................................................    B-12
          Calculation of Performance Data.............................    B-12
          Financial Statements........................................    B-12
          Report of Independent Auditors..............................    F-1
          Financial Statements........................................    F-5
          Notes to Financial Statements...............................    F-9


ITEM 11.  FUND HISTORY.

     The Registrant was formed on December 4, 1975 under the Uniform Limited Partnership Act of California. Registrant commenced business as an investment company on December 13, 1976 under the name American General Exchange Fund.

     On September 9, 1983, the name of the Registrant was changed from American General Exchange Fund to American Capital Exchange Fund. The name of the Registrant was changed from American Capital Exchange Fund to Van Kampen American Capital Exchange Fund (a California Limited Partnership) on April 26, 1996. The Registrant began using its current name on December 9, 1998.

ITEM 12.  DESCRIPTION OF THE FUND AND ITS INVESTMENT RISKS.

     The Registrant is a diversified open-end management investment company registered under the Investment Company Act of 1940, as amended ("1940 Act"). The Registrant's principal investment objective is long-term growth of capital, while the production of current income is an important secondary objective. Under normal market conditions, the Registrant seeks to achieve these objectives by investing primarily in common stocks or convertible securities of companies believed to have long-term growth potential. In seeking to attain its investment objectives of long-term growth of capital, and, secondarily, production of income, Registrant will acquire securities for long-term appreciation and does not intend to engage to any significant degree in short-term trading. Capital gains taxes will be considered in determining the sale of portfolio securities. However, sales will be effected whenever believed to be in the best interests of the Partners, even though capital gains may be recognized thereby.

     Registrant has no present intention of investing in corporate bonds, preferred stocks or certificates of deposit in an amount in excess of 5% of the value of its net assets.

     Registrant has adopted certain fundamental investment restrictions which may not be changed without approval by the vote of a majority of its outstanding voting shares, which is defined by the 1940 Act, as the lesser of (i) 67% or more of the voting securities present at a meeting, if the holders of more than 50% of the outstanding voting securities are present or represented by proxy, or
(ii) more than 50% of the outstanding voting securities. The percentage limitations contained in the restrictions and policies set forth herein apply at the time of purchase of the securities. With respect to the limitations on illiquid securities and borrowings, the percentage limitations apply at the time of purchase and on an ongoing basis. Registrant may not:

     (1) Purchase securities on margin or make short sales.

     (2) Purchase or write any options, puts, calls, straddles, spreads or combinations thereof.

     (3) Borrow money, except from banks for a purpose other than the purchase of securities, such borrowing not to exceed 5% of the Registrant's total assets at market value at the time of borrowing. Any such borrowing may be secured provided that not more than 10% of the total assets at market value at the time of pledging may be used as security for such borrowings.

     (4) Engage in the underwriting of securities or invest in securities subject to restrictions on resale.

     (5) Invest more than 25% of its assets at market value at the time of purchase in securities of companies all of which conduct their principal activities in the same industry.

     (6) Invest in real estate (including interests in real estate investment trusts) or invest in oil, gas or mineral exploration or development programs, except in publicly traded securities of issuers which engage in such business.

     (7) Buy or sell commodities or commodity contracts.

     (8) Make loans of money or securities to other persons provided that this limitation shall not prevent the purchase of a portion of an issue of bonds, notes, debentures or other debt securities which are publicly distributed or of a type customarily purchased by institutional investors.

     (9) Invest more than 5% of its total assets at market value at the time of purchase in the securities of any one issuer (other than obligations of the United States Government or any instrumentalities thereof).

     (10) Purchase securities if such purchase would result in the Registrant owning more than 10% of the outstanding voting securities of any one issuer at the time of purchase.

     (11) Invest in securities of companies which have a record, together with their predecessors, of less than three years of continuous operation.

     (12) Purchase securities issued by any other investment company or investment trust.

     (13) Purchase or hold securities of any company if any of its General Partners, or officers or directors of Registrant's investment adviser, who beneficially own more than 0.50% of the securities of that company together own beneficially more than 5% of the securities of such company.

     (14) Invest in companies for the purpose of exercising control or management. (Registrant's officers may be authorized to vote proxies issued with respect to its portfolio securities consistently with its investment objectives).

     (15) Invest in or hold warrants unless received with respect to securities held by Registrant.

     (16) Invest in foreign securities unless listed at the time of purchase on the New York Stock Exchange.

     (17) Invest more than 5% of its total assets at market value at the time of purchase in equity securities which are not readily marketable.

     Registrant does not issue senior securities.

ITEM 13.  MANAGEMENT OF THE FUND.

     The Managing General Partners and executive officers and their principal occupations for the past five years are listed below.


             NAME AND                   POSITION HELD                  PRINCIPAL OCCUPATIONS
             ADDRESS                   WITH REGISTRANT                  DURING PAST 5 YEARS
             --------                  ---------------                 ---------------------
David C. Arch                       Managing General        Chairman and Chief Executive Officer of
  1800 Swift Drive                  Partner                 Blistex Inc., a consumer health care
  Oak Brook, IL 60523                                       products manufacturer, and director of the
  Date of Birth: 07/17/45                                   World Presidents Organization-Chicago
  Age: 55                                                   Chapter. Trustee of each of the other funds
                                                            in the Fund Complex (as defined below).
Rod Dammeyer                        Managing General        Mr. Dammeyer is President of CAC, llc., a
  Two North Riverside Plaza         Partner                 private company offering capital investment
  Suite 600                                                 and management advisory services. He is also
  Chicago, IL 60606                                         a member of the Board of Directors of
  Date of Birth: 11/05/40                                   TeleTech Holdings Inc., Stericycle, Inc.,
  Age: 60                                                   GATX Corporation, IMC Global Inc. and Antec
                                                            Corporation. Prior to February 2001, Vice
                                                            Chairman and Director of Anixter
                                                            International, Inc. and IMC Global Inc.
                                                            Prior to July 2000, Mr. Dammeyer was a
                                                            Managing Partner of Equity Group Corporate
                                                            Investments (EGI), a company that makes
                                                            private equity investments in other
                                                            companies, and he was a member of the Board
                                                            of Directors of each of Allied Riser
                                                            Communications Corporation, Matria
                                                            Healthcare, Inc., Transmedia Networks, Inc.,
                                                            CNA Surety, Corp. and Groupo Azcarero Mexico
                                                            (GAM). Prior to April 1999, Mr. Dammeyer was
                                                            a Director of Metal Management, Inc. Prior
                                                            to 1998, Mr. Dammeyer was a Director of
                                                            Lukens, Inc., Capsure Holdings Corp., Revco
                                                            D.S., Inc., the Chase Manhattan Corporation
                                                            National Advisory Board and Sealy, Inc.
                                                            Prior to 1997, Mr. Dammeyer was President,
                                                            Chief Executive Officer and a Director of
                                                            Great American Management & Investment,
                                                            Inc., a diversified manufacturing company,
                                                            and a Director of Falcon Building Products,
                                                            Inc. Mr. Dammeyer is also a Trustee and/or
                                                            Managing Partner of each of the funds in the
                                                            Fund Complex.
Howard J Kerr                       Managing General        Prior to 1998, President and Chief Executive
  736 North Western Ave.            Partner                 Officer of Pocklington Corporation, Inc., an
  P.O. Box 317                                              investment holding company. Director of
  Lake Forest, IL 60045                                     Marrow Foundation and Canbra Foods, Ltd., a
  Date of Birth: 11/17/35                                   Canadian oilseed crushing, refining,
  Age: 65                                                   processing and packaging operation. Trustee
                                                            of each of the other funds in the Fund
                                                            Complex.

             NAME AND                   POSITION HELD                  PRINCIPAL OCCUPATIONS
             ADDRESS                   WITH REGISTRANT                  DURING PAST 5 YEARS
             --------                  ---------------                 ---------------------
Theodore A. Myers                   Managing General        Financial consultant. Prior to 1998, Senior
  550 Washington Avenue             Partner                 Financial Advisor and prior to 1997, an
  Glencoe, IL 60022                                         Executive Vice President, Chief Financial
  Date of Birth: 08/03/30                                   Officer and Director of Qualitech Steel
  Age: 70                                                   Corporation, a producer of high quality
                                                            engineered steels for automotive,
                                                            transportation and capital goods industries.
                                                            Director of Met Life Investors (formerly
                                                            known as COVA Financial Life Insurance).
                                                            Prior to 1997, Director of McClouth Steel
                                                            and a Member of the Arthur Andersen Chief
                                                            Financial Officer Advisory Committee.
                                                            Trustee of each of the funds in the Fund
                                                            Complex.
Richard F. Powers, III*             Managing General        Chairman, President and Chief Executive
  1 Parkview Plaza                  Partner and Chief       Officer of Van Kampen Investments, Inc.
  Oakbrook Terrace, IL 60181-5555   Executive Officer       ("Van Kampen Investments"), and Director and
  Date of Birth: 02/02/46                                   Chief Executive Officer of Van Kampen Asset
  Age: 55                                                   Management, Inc. ("Asset Management"), Van
                                                            Kampen Investment Advisory Corp. ("Advisory
                                                            Corp.") (Asset Management and Advisory Corp.
                                                            are collectively referred to herein as the
                                                            "Advisers"), the Distributor, Van Kampen
                                                            Advisors Inc. and Van Kampen Management
                                                            Inc., since 1998. Director or officer of
                                                            certain other subsidiaries of Van Kampen
                                                            Investments. Chief Sales and Marketing
                                                            Officer of Morgan Stanley Investment
                                                            Management. Mr. Powers is also a Trustee and
                                                            President of other open-end funds advised by
                                                            the Advisers and Chairman of the Board,
                                                            Trustee and President of each of the other
                                                            funds in the Fund Complex. Prior to May
                                                            1998, Mr. Powers was Executive Vice
                                                            President and Director of Marketing of
                                                            Morgan Stanley Dean Witter & Co. and
                                                            Director of Dean Witter Discover & Co. and
                                                            Dean Witter Realty. Prior to 1996, Director
                                                            of Dean Witter Reynolds Inc.
Hugo F. Sonnenschein                Managing General        President Emeritus and Honorary Trustee of
  5801 South Ellis Avenue           Partner                 the University of Chicago and the Charles L.
  Suite 502                                                 Hutchinson Distinguished Service Professor
  Chicago, IL 60637                                         in the Department of Economics at the
  Date of Birth: 11/14/40                                   University of Chicago. He was a visiting
  Age: 60                                                   Professor in the Department of Economics at
                                                            Princeton University for the Fall 2000
                                                            semester. Past President of the University
                                                            of Chicago. Member of the Board of Trustees
                                                            of the University of Rochester and a member
                                                            of its investment committee. Member of the
                                                            National Academy of Sciences and a fellow of
                                                            the American Academy of Arts and Sciences.
                                                            Trustee of each of the funds in the Fund
                                                            Complex.

             NAME AND                   POSITION HELD                  PRINCIPAL OCCUPATIONS
             ADDRESS                   WITH REGISTRANT                  DURING PAST 5 YEARS
             --------                  ---------------                 ---------------------
Wayne W. Whalen*                    Managing General        Partner in the law firm of Skadden, Arps,
  333 W. Wacker Dr.                 Partner                 Slate, Meagher & Flom (Illinois), legal
  Chicago, IL 60606                                         counsel to the Registrant, and other
  Date of Birth: 08/22/39                                   investment companies advised by the
  Age: 61                                                   Advisers. Trustee/Director of other
                                                            investment companies advised by the Advisers
                                                            and Trustee of each of the funds in the Fund
                                                            Complex.


---------------


* Mr. Powers is an interested person (as defined by the 1940 Act) of the Registrant by reason of his position with Morgan Stanley Dean Witter or its affiliates. Mr. Whalen is an interested person (as defined by the 1940 Act) of the Registrant by reason of his firm acting as legal counsel to the Registrant.

                                    OFFICERS


     Messrs. Ciccarone, Santo, Smith, Reynoldson, Sullivan and Zimmermann are located at 1 Parkview Plaza, Oakbrook Terrace, IL 60181-5555. Mr. Boyd is located at 2800 Post Oak Blvd., Houston, TX 77056.



     NAME, AGE, POSITIONS                           PRINCIPAL OCCUPATIONS
AND OFFICES WITH THE REGISTRANT                      DURING PAST 5 YEARS
-------------------------------                     ---------------------

Stephen L. Boyd................  Managing Director and Chief Investment Officer of Van Kampen
  Executive Vice President and   Investments, and Managing Director, President and Chief
  Chief Investment Officer       Operating Officer of the Advisers, Van Kampen Management
  Date of Birth: 11/16/40        Inc. and Van Kampen Advisors Inc. Executive Vice President
  Age: 60                        and Chief Investment Officer of each of the funds in the
                                 Fund Complex and certain other investment companies advised by the Advisers or their affiliates. Prior to December 2000,
                                 Executive Vice President and Chief Investment Officer of Van
                                 Kampen Investments, and President and Chief Operating
                                 Officer of the Advisers. Prior to April 2000, Executive Vice
                                 President and Chief Investment Officer for Equity
                                 Investments of the Advisers. Prior to October 1998, Vice
                                 President and Senior Portfolio Manager with AIM Capital
                                 Management, Inc. Prior to February 1998, Senior Vice
                                 President and Portfolio Manager with Van Kampen American
                                 Capital Asset Management, Inc., Van Kampen American Capital
                                 Investment Advisory Corp. and Van Kampen American Capital
                                 Management, Inc.

Michael H. Santo...............  Managing Director, Chief Operations and Technology Officer
  Vice President                 and Director of Van Kampen Investments, the Advisers, the
  Date of Birth: 10/22/55        Distributor, Van Kampen Advisors, Inc., Van Kampen
  Age: 45                        Management Inc. and Investor Services, and serves as a
                                 Director or Officer of certain other subsidiaries of Van
                                 Kampen Investments. Vice President of each of the funds in the Fund Complex and certain other investment companies
                                 advised by the Advisers and their affiliates. Prior to
                                 December 2000, Executive Vice President, Chief
                                 Administrative Officer and Director of Van Kampen
                                 Investments, the Advisers, the Distributor, Van Kampen
                                 Advisors Inc., Van Kampen Management Inc. and Investor
                                 Services. Prior to 1998, Senior Vice President and Senior
                                 Planning Officer for Individual Asset Management of Morgan
                                 Stanley Dean Witter and its predecessor since 1994. From
                                 1990-1994, First Vice President and Assistant Controller in
                                 Dean Witter's Controller's Department.

A. Thomas Smith III............  Managing Director, General Counsel, Secretary and Director
  Vice President, Principal      of Van Kampen Investments, the Advisers, Van Kampen Advisors
  Legal Officer and Secretary    Inc., Van Kampen Management Inc., the Distributor, Investor
  Date of Birth: 12/14/56        Services and certain other subsidiaries of Van Kampen
  Age: 44                        Investments. Vice President and Secretary of each of the
                                 funds in the Fund Complex and Vice President and
                                 Secretary/Vice President, Principal Legal Officer and
                                 Secretary of other investment companies advised by the
                                 Advisers or their affiliates. Prior to December 2000,
                                 Executive Vice President, General Counsel, Secretary and
                                 Director of Van Kampen Investments, the Advisers, Van Kampen
                                 Advisors Inc., Van Kampen Management Inc., the Distributor,
                                 Investor Services and certain other subsidiaries of Van
                                 Kampen Investments. From January 1994 through January 1999,
                                 Vice President and Associate General Counsel to New York
                                 Life Insurance Company ("New York Life"), and prior to March
                                 1997, Associate General Counsel of New York Life. Prior to
                                 December 1993, Assistant General Counsel of The Dreyfus
                                 Corporation. Prior to August 1991, Senior Associate of
                                 Willkie Farr & Gallagher. Prior to January 1989, Staff
                                 Attorney with the U.S. Securities and Exchange Commission,
                                 Division of Investment Management, Office of Chief Counsel.

     NAME, AGE, POSITIONS                           PRINCIPAL OCCUPATIONS
AND OFFICES WITH THE REGISTRANT                      DURING PAST 5 YEARS
-------------------------------                     ---------------------
Richard A. Ciccarone...........  Principal and Co-head of the Fixed Income Department of the
  Vice President                 Advisers, Van Kampen Management Inc. and Van Kampen Advisors
  Date of Birth: 06/15/52        Inc. Prior to December 2000, Senior Vice President of the
  Age: 48                        Advisers, Van Kampen Management Inc. and Van Kampen Advisors
                                 Inc. Prior to May 2000, he served as Co-head of Municipal
                                 Investments and Director of Research of the Advisers, Van
                                 Kampen Management Inc. and Van Kampen Advisors Inc. Mr.
                                 Ciccarone first joined the Adviser in June 1983, and worked for the Adviser until May 1989, with his last position being a Vice President. From June 1989 to April 1996, he worked at
                                 EVEREN Securities (formerly known as Kemper Securities),
                                 with his last position at EVEREN being an Executive Vice
                                 President.

John R. Reynoldson.............  Principal and Co-head of the Fixed Income Department of the
  Vice President                 Advisers, Van Kampen Management Inc. and Van Kampen Advisors
  Date of Birth: 05/15/53        Inc. Prior to December 2000, Senior Vice President of the
  Age: 47                        Advisers, Van Kampen Management Inc. and Van Kampen Advisors
                                 Inc. Prior to May 2000, he managed the investment grade
                                 taxable group for the Adviser since July 1999. From July
                                 1988 to June 1999, he managed the government securities bond group for Asset Management. Mr. Reynoldson has been with
                                 Asset Management since April 1987, and has been a Senior
                                 Vice President of Asset Management since July 1988. He has been a Senior Vice President of Advisory Corp. and Van
                                 Kampen Management Inc. since June 1995 and Senior Vice
                                 President of Van Kampen Advisors Inc. since June 2000.

John L. Sullivan...............  Senior Vice President of Van Kampen Investments, the
  Vice President, Treasurer and  Advisers, Van Kampen Management Inc. and Van Kampen Advisors
  Chief Financial Officer        Inc. Vice President, Chief Financial Officer and Treasurer
  Date of Birth: 08/20/55        of each of the funds in the Fund Complex and certain other
  Age: 45                        investment companies advised by the Advisers or their
                                 affiliates.

John H. Zimmermann, III........  Managing Director and Director of Van Kampen Investments,
  Vice President                 and Managing Director, President and Director of the
  Date of Birth: 11/25/57        Distributor. Vice President of each of the funds in the Fund
  Age: 43                        Complex. Prior to December 2000, President of Van Kampen
                                 Insurance Agency of Illinois Inc., and Senior Vice President
                                 and Director of Van Kampen Investments. From November 1992
                                 to December 1997, Mr. Zimmermann was Senior Vice President
                                 of the Distributor.



     The following table shows aggregate compensation paid to each of the Registrant's Managing General Partners by the Registrant for the Registrant's last fiscal year ended December 31, 2000 and from the Fund Complex (defined below) for the calendar year ended December 31, 2000. The officers and Managing General Partners act as officers and trustees of other funds in the Fund Complex (defined below). The compensation of officers and Managing General Partners/Trustees who are affiliated persons (as defined in the 1940 Act) of the Adviser is paid by the Adviser. Funds in the Fund Complex, including the Registrant, pay compensation to Managing General Partners/Trustees who are not affiliated with the Adviser or Van Kampen Investments ("Non-Affiliated Trustees"). The funds in the Fund Complex pay (i) an annual Fund Complex retainer (generally equal to the product of $2,500 times the number of funds in the Fund Complex), which is then allocated among the funds in the Fund Complex based on each fund's relative net assets, and (ii) a meeting fee of $250 per fund per meeting as well as reimbursement of expenses incurred in connection with such meetings. Each of the funds in Fund Complex other than the Registrant has adopted a deferred compensation plan for Non-Affiliated Trustees that allows such trustees to defer receipt of compensation and earn a return on such deferred amounts based upon the return of common shares of funds in the Fund Complex as selected by such trustee. Each of the funds in the Fund Complex other than the Registrant has adopted a retirement plan for Non-Affiliated Trustees which provides retirement benefits to Non-Affiliated Trustees that have at least ten years of service for a fund (including years of service prior to adoption of the retirement plan) and retire at or after attaining the age of 62 equal to $2,500 per fund for each of the ten years following such trustee's retirement.

                               COMPENSATION TABLE


                                                                                  FUND COMPLEX
                                                          -------------------------------------------------------------
                                                                                                             TOTAL
                                            AGGREGATE      ESTIMATED AGGREGATE         ESTIMATED         COMPENSATION
                              YEAR OF     COMPENSATION    PENSION OR RETIREMENT        AGGREGATE        BEFORE DEFERRAL
                             ELECTION/      FROM THE         BENEFITS ACCRUED       ANNUAL BENEFITS        FROM THE
           NAME             APPOINTMENT   REGISTRANT(1)   AS PART OF EXPENSES(2)   UPON RETIREMENT(3)   FUND COMPLEX(4)
           ----             -----------   -------------   ----------------------   ------------------   ---------------
David C. Arch.............     1998          $2,073              $12,877                $95,000            $171,000
Rod Dammeyer..............     1998           2,073               23,455                 95,000             160,500
Howard J Kerr.............     1998           2,073               45,613                 94,000             171,000
Theodore A. Myers.........     1998           2,073               81,668                 81,750             171,000
Hugo F. Sonnenschein......     1998           2,073               23,231                 95,000             171,000
Wayne W. Whalen...........     1998           2,073               26,660                 95,000             171,000


---------------

(1) The amounts shown in this column represent the aggregate compensation from the Registrant for each Managing General Partner for the Registrant's fiscal year ending December 31, 2000.



(2) Funds in the Fund Complex other than the Registrant have adopted retirement plans for trustees who are not affiliated persons of the Adviser or Van Kampen Investments. The amounts shown in this column represent the sum of the estimated pension or retirement benefit accruals expected to be accrued by such funds for their respective fiscal years ended 2000.



(3) Funds in the Fund Complex other than the Registrant have adopted retirement plans for trustees who are not affiliated persons of the Adviser or Van Kampen Investments. The amounts shown in this column represent the sum of the estimated annual benefits payable per year by such funds for each year of the 10-year period commencing in the year of such trustee's anticipated retirement.



(4) The "Fund Complex" currently consists of 39 investment companies (including the Registrant) advised by the Adviser or its affiliates that have the same members on each investment company's Board of Trustees/Managing General Partners. The amounts shown in this column are accumulated from the aggregate compensation of the 39 investment companies in the Fund Complex for the calendar year ended December 31, 2000 before deferral by the trustees under the deferred compensation plan. The Adviser also serves as investment adviser for other investment companies; however, with the exception of Mr. Whalen, the Non-Affiliated Trustees are not trustees of other investment companies. Combining the Fund Complex with other investment companies advised by the Adviser or its affiliates, Mr. Whalen received Total Compensation of $294,400 for the year ended December 31, 2000.


Skadden, Arps, Slate, Meagher & Flom (Illinois) serves as legal counsel to the Registrant.


     The Fund, the Adviser and the Distributor have adopted a Code of Ethics (the "Code of Ethics") that sets forth general and specific standards relating to the securities trading activities of their employees. The Code of Ethics does not prohibit employees from acquiring securities that may be purchased or held by the Fund, but is intended to ensure that all employees conduct their personal transactions in a manner that does not interfere with the portfolio transactions of the Fund or other Van Kampen funds, or that such employees take unfair advantage of their relationship with the Fund. Among other things, the Code of Ethics prohibits certain types of transactions absent prior approval, imposes various trading restrictions (such as time periods during which personal transactions may or may not be made) and requires quarterly reporting of securities transactions and other matters. All reportable securities transactions and other required reports are to be reviewed by appropriate personnel for compliance with the Code of Ethics. Additional restrictions apply to portfolio managers, traders, research analysts and others who may have access to nonpublic information about the trading activities of the Fund or other Van Kampen funds or who otherwise are involved in the investment advisory process. Exceptions to these and other provisions of the Code of Ethics may be granted in particular circumstances after review by appropriate personnel.

ITEM 14.  CONTROL PERSONS AND PRINCIPAL HOLDERS OF SECURITIES.


     As of April 2, 2001, no person was known by the Registrant to own beneficially or to hold of record 5% or more of the outstanding shares of the Registrant, except as follows:



                                                                               AMOUNT      PERCENTAGE
                                NAME AND ADDRESS OF HOLDER                  OF OWNERSHIP   OWNERSHIP
                                --------------------------                  ------------   ----------
                 Comerica Bank Detroit & Edward Mardigian, TR                  45,045       18%
                 DTD 8/2/77 with Helen Mardigian
                 P.O. Box 75000
                 Detroit, MI 48275-0001
                 Richard F. McCarthy & Walter R. McCarthy,                     15,000        6%
                 Trustees for the Richard F. McCarthy Trust
                 DTD 09/27/89
                 540 Indian Mound St., E 1-D
                 Wayzata, MN 55391-1745
                 George O. and Sidney M. Thorson, a partnership                14,985        6%
                 P.O. Box 1847
                 Friday Harbor, WA 98250-1847



     At April 2, 2001, all Managing General Partners and officers as a group owned less than 1% of Registrant's outstanding voting securities.


ITEM 15.  INVESTMENT ADVISORY AND OTHER SERVICES.

     The Adviser and Van Kampen Investor Services Inc., the Registrant's shareholder service agent, are wholly owned subsidiaries of Van Kampen Investments, which is an indirect wholly owned subsidiary of Morgan Stanley Dean Witter & Co. The Adviser's principal office is located at 1 Parkview Plaza, Oakbrook Terrace, Illinois 60181-5555. Investors Services principal office is located at 7501 Tiffany Springs Parkway, Kansas City, MO 64153.

     Morgan Stanley Dean Witter & Co. is a preeminent global financial services firm that maintains leading market positions in each of its three primary businesses: securities, asset management and credit services.


     Registrant and the Adviser are parties to an investment advisory agreement (the "Agreement"). Under the Advisory Agreement, Registrant pays to the Adviser as compensation for the services rendered, facilities furnished, and expenses paid by it a fee payable monthly computed on average daily net assets of Registrant at an annual rate of 0.50%. The Adviser received approximately $533,700, $457,800 and $392,400, in advisory fees from the Registrant during the fiscal years ended December 31, 2000, 1999 and 1998, respectively.


     The average net asset value is determined by taking the average of all of the determinations of net asset value for each business day during a given calendar month. Such fee is payable for each calendar month as soon as practicable after the end of that month. The fee payable to the Adviser is reduced by any commissions, tender solicitation and other fees, brokerage or similar payments received by the Adviser or any other direct or indirect majority owned subsidiary of Van Kampen Investments, in connection with the purchase and sale of portfolio investments of the Registrant, less any direct expenses incurred by such subsidiary of Van Kampen Investments in connection with obtaining such payments. The Adviser agrees to use its best efforts to recapture tender solicitation fees and exchange offer fees for the Registrant's benefit, and to advise the Managing General Partners of Registrant of any other commissions, fees, brokerage or similar payments which may be possible under applicable laws for the Adviser or any other direct or indirect majority owned subsidiary of Van Kampen Investments to receive in connection with Registrant's portfolio transactions or other arrangements which may benefit Registrant.

     The agreement also provides that, in the event the ordinary business expenses of Registrant for any fiscal year exceed 1 1/2% of the first $30 million of the Registrant's average net assets, plus one percent of any excess over $30 million, the compensation due the Adviser will be reduced by the amount of such excess and that, if a reduction in and refund of the advisory fee is insufficient, the Adviser will pay the Registrant monthly an amount sufficient to make up the deficiency, subject to readjustment during the year. Ordinary business expenses do not include (1) interest and taxes, (2) brokerage commissions and
(3) certain litigation and indemnification expenses as described in the Advisory Agreement.

     The Advisory Agreement may be continued from year to year if specifically approved at least annually (a)(i) by the Registrant's Managing General Partners or (ii) by vote of a majority of the Registrant's outstanding voting securities and (b) by the affirmative vote of a majority of the Managing General Partners who are not parties to the agreement or interested persons of any such party by votes cast in person at a meeting called for such purpose. The Advisory Agreement provides that it shall terminate automatically if assigned and that it may be terminated without penalty by either party on 30 days written notice.

     Under the Agreement, Registrant retains the Adviser to manage the investment of its assets and to place orders for the purchase and sale of its portfolio securities. The Adviser is responsible for obtaining and evaluating economic, statistical, and financial data and for formulating and implementing investment programs in furtherance of Registrant's investment objectives. The Adviser also furnishes at no cost to Registrant (except as noted herein) the services of sufficient executive and clerical personnel for Registrant as are necessary to prepare registration statements, partner reports, and notices and proxy solicitation materials. In addition, the Adviser furnishes at no cost to Registrant the services of a Chief Executive Officer and other executive and clerical personnel, as needed.


     Under the Agreement, Registrant bears the cost of its accounting services, which includes maintaining its financial books and records and calculating its daily net asset value. The costs of such accounting services include the salaries and overhead expenses of the Registrant's Principal Financial and Accounting Officer and the personnel operating under his direction. For the fiscal years ended December 31, 2000, 1999 and 1998, the Registrant paid approximately $11,600, $32,200, and $37,400, respectively, for such services. A portion of these amounts were paid to the Adviser in reimbursement of personnel, facilities and equipment costs attributable to the provision of accounting services to Registrant. The services provided by the Adviser are at cost which is allocated among the investment companies advised or sub-advised by the Adviser. Registrant also pays transfer agency fees, custodian fees, legal and auditing fees, the costs of reports to partners and all other ordinary expenses not specifically assumed by the Adviser.


     The custodian of all the assets of Registrant is State Street Bank and Trust Company located at 225 Franklin Street, Boston, Massachusetts 02110.


     Independent auditors for the Fund perform an annual audit of the Fund's financial statements. Deloitte & Touche LLP, located at Two Prudential Plaza, 180 North Stetson Avenue, Chicago Illinois, 60601 serves as independent auditors for the Fund. KPMG LLP, located at 303 East Wacker Drive, Chicago, Illinois, 60601, ceased being the Fund's independent auditors effective April 14, 2000. The cessation of the client-auditor relationship between the Fund and KPMG was based solely on a possible future business relationship by KPMG with an affiliate of the Fund's investment adviser. The change in independent auditors was approved by the Fund's audit committee and the Fund's Board of Trustees, including Trustees who are not "interested persons" of the Fund (as defined in the 1940 Act).



     Investor Services, PO Box 218256, Kansas City, MO 64121-8256, a wholly owned subsidiary of Van Kampen Investments, serves as the shareholder service agent for the Fund. The transfer agency fees are determined through negotiations with the Fund's Board of Trustees and are based on competitive market benchmarks.


ITEM 16.  BROKERAGE ALLOCATION AND OTHER PRACTICES.

     The Adviser is responsible for decisions to buy and sell securities for the Registrant and for the placement of its portfolio business and the negotiation of the commissions paid on such transactions. While the Adviser will be primarily responsible for the placement of the Registrant's portfolio business, the policies and practices in this regard will at all times be subject to review by the Managing General Partners of the Registrant. It is the policy of the Adviser to seek prompt execution of orders in an effective manner at the best security price available with respect to each transaction. In over-the-counter transactions, orders are placed directly with a principal market maker unless it is believed that a better price and execution can be obtained by using a broker. Except to the extent that the Registrant may pay higher brokerage commissions for brokerage and research services (as described below) on a portion of its transactions executed on securities exchanges, the Adviser seeks the best security price at the most favorable commission rate. The Registrant paid no brokerage commissions during the fiscal years ended December 31, 2000, 1999 and 1998, respectively.


     In selecting dealers and in negotiating commissions, the Adviser considers the firm's reliability, the quality of its execution services on a continuing basis and its financial condition. When more than one firm is believed to meet these criteria, preference may be given to firms which also provide research services to Registrant or the Adviser.

     The Adviser may cause an account to pay a broker or dealer who supplies brokerage and research services, a commission for effecting a securities transaction in excess of the amount of commission another broker or dealer would have charged for effecting the transaction. Brokerage and research services include (a) furnishing advice as to the value of securities, the advisability of investing in, purchasing or selling securities, and the availability of securities or purchasers or sellers of securities, (b) furnishing analyses and reports concerning issuers, industries, securities, economic factors and trends, portfolio strategy, and the performance of accounts, and (c) effecting securities transactions and performing functions incidental thereto (such as clearance, settlement and custody).

     The Registrant's Managing General Partners have authorized the Adviser to cause the Registrant to incur brokerage commissions in an amount higher than the lowest available rate in return for research services provided to the Adviser. The Adviser is of the opinion that the continued receipt of supplemental investment research services from dealers is essential to its provision of high quality portfolio management services to Registrant. The Adviser undertakes that such higher commissions will not be paid by Registrant unless (a) the Adviser determines in good faith that the amount is reasonable in relation to the services in terms of the particular transaction or in terms of the Adviser's overall responsibilities with respect to the accounts as to which it exercises investment discretion, (b) such payment is made in compliance with applicable state and federal laws, and (c) in the opinion of the Adviser, the total commissions paid by Registrant are reasonable in relation to the expected benefits to Registrant over the long term. The investment advisory fee paid by Registrant under the investment advisory agreement is not reduced as a result of the Adviser's receipt of research services.

     The Adviser places portfolio transactions for the Registrant and other advisory accounts, including other investment companies. Research services furnished by firms through which Registrant effects its securities transactions may be used by the Adviser in servicing all of its accounts; not all of such services may be used by the Adviser in connection with Registrant. In the opinion of the Adviser, the benefits from research services to each of the accounts (including Registrant) managed by the Adviser cannot be measured separately. Because the volume and nature of the trading activities of the accounts are not uniform, the amount of commissions in excess of the lowest available rate paid by each account for brokerage and research services will vary. However, in the opinion of the Adviser, such costs to Registrant will not be disproportionate to the benefits received by Registrant on a continuing basis.

     The Adviser seeks to allocate portfolio transactions equitably whenever concurrent decisions are made to purchase or sell securities by Registrant and another advisory account. In some cases, this procedure could have an adverse effect on the price or the amount of securities available to Registrant. In making such allocations among Registrant and other advisory accounts, the main factors considered by the Adviser are the relative net assets, respective investment objectives, the relative size of portfolio holdings of the same or comparable securities, the availability of cash for investment, the size of investment commitments generally held, and opinions of the persons responsible for recommending the investment.

     The Adviser also may place portfolio transactions, to the extent permitted by law, with brokerage firms affiliated with the Registrant or the Adviser if it reasonably believes that the quality of execution and the commission are comparable to that available from other qualified firms. Similarly, to the extent permitted by law and subject to the same considerations on quality of execution and comparable commission rates, the Adviser may direct an executing broker to pay a portion or all of any commissions, concessions or discounts to a firm supplying research or other services.

ITEM 17.  CAPITAL STOCK AND OTHER SECURITIES.

     See Items 4 and 7.

ITEM 18.  PURCHASE, REDEMPTION AND PRICING OF SHARES.

     No shares are being offered to the public. The redemption price per share is equivalent to the net asset value per share as more fully described in Item 7.

ITEM 19.  TAXATION OF THE FUND.

     See Item 7.

ITEM 20.  UNDERWRITERS.

     Not Applicable.

ITEM 21.  CALCULATION OF PERFORMANCE DATA.

     Not Applicable.

ITEM 22.  FINANCIAL STATEMENTS.

REPORT OF INDEPENDENT AUDITORS

To the Managing General Partners and Limited Partners of Van Kampen Exchange
Fund

We have audited the accompanying statement of assets and liabilities of Van Kampen Exchange Fund, a California Limited Partnership (the "Fund"), including the portfolio of investments, as of December 31, 2000, and the related statements of operations, changes in net assets and the financial highlights for the year then ended. These financial statements and financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audit. The Fund's financial statements and financial highlights for the periods ended prior to December 31, 2000 were audited by other auditors whose report, dated February 10, 2000, expressed an unqualified opinion on those statements.

    We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 2000, by correspondence with the Fund's custodian, and through the performance of other auditing procedures. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Van Kampen Exchange Fund as of December 31, 2000, the results of its operations, the changes in its net assets and the financial highlights for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

Chicago, Illinois

February 16, 2001

                BY THE NUMBERS

YOUR FUND'S INVESTMENTS

December 31, 2000
THE FOLLOWING PAGES DETAIL YOUR FUND'S PORTFOLIO OF INVESTMENTS AT THE END OF THE REPORTING PERIOD.

                                                                          MARKET
DESCRIPTION                                                   SHARES       VALUE
COMMON STOCKS  97.9%
AEROSPACE & DEFENSE  0.6%
Honeywell International, Inc. ..............................   12,528   $   592,731
                                                                        -----------

ALUMINUM  0.4%
Alcan Aluminum, Ltd. .......................................   10,774       368,336
                                                                        -----------

AUTO PARTS & EQUIPMENT  0.2%
Dana Corp. .................................................   13,677       209,429
                                                                        -----------

BIOTECHNOLOGY  0.0%
Edwards Lifesciences Corp. (a)..............................    1,000        17,750
                                                                        -----------

COMPUTER HARDWARE  1.4%
International Business Machines Corp. ......................   15,016     1,276,360
                                                                        -----------
CONSTRUCTION & ENGINEERING  0.6%
Fluor Corp. ................................................   12,831       424,225
Massey Energy Corp. ........................................   12,831       163,595
                                                                        -----------
                                                                            587,820
                                                                        -----------
CONSUMER FINANCE  1.3%
Household International, Inc. ..............................   21,372     1,175,460
                                                                        -----------

ELECTRICAL COMPONENTS & EQUIPMENT  0.8%
SPX Corp. (a)...............................................    6,824       738,271
                                                                        -----------
FOREST PRODUCTS  2.1%
Georgia Pacific Corp. ......................................   37,376     1,163,328
Georgia Pacific Corp.--Timber Group.........................   18,688       559,472
Louisiana-Pacific Corp. ....................................   25,970       262,946
                                                                        -----------
                                                                          1,985,746
                                                                        -----------
HEALTH CARE DISTRIBUTORS & SERVICES  0.1%
Cardinal Health, Inc. ......................................    1,245       124,033
                                                                        -----------

HEALTH CARE EQUIPMENT  0.5%
Baxter International, Inc. .................................    5,000       441,562
                                                                        -----------

                                               See Notes to Financial Statements

YOUR FUND'S INVESTMENTS

December 31, 2000

                                                                          MARKET
DESCRIPTION                                                   SHARES       VALUE
INDUSTRIAL GASES  4.7%
Air Products & Chemicals, Inc. .............................  109,090   $ 4,472,690
                                                                        -----------

INTEGRATED OIL & GAS  8.2%
Amerada Hess Corp. .........................................   21,200     1,548,925
BP Amoco PLC --ADR (United Kingdom).........................   33,876     1,621,813
Exxon Mobil Corp. ..........................................   53,151     4,620,815
                                                                        -----------
                                                                          7,791,553
                                                                        -----------
MULTI-LINE INSURANCE  4.3%
American International Group, Inc. .........................   41,688     4,108,874
                                                                        -----------

OFFICE ELECTRONICS  0.2%
IKON Office Solutions, Inc. ................................   86,993       217,483
                                                                        -----------

OIL & GAS DRILLING  0.2%
Transocean Sedco Forex, Inc. ...............................    3,113       143,198
                                                                        -----------

OIL & GAS EQUIPMENT & SERVICES  3.6%
Baker Hughes, Inc. .........................................   25,634     1,065,413
Halliburton Co. ............................................   30,320     1,099,100
Schlumberger Ltd. ..........................................   16,080     1,285,395
                                                                        -----------
                                                                          3,449,908
                                                                        -----------
OIL & GAS EXPLORATION & PRODUCTION  1.6%
Apache Corp. ...............................................   11,406       799,133
Kerr-McGee Corp. ...........................................   10,900       729,619
                                                                        -----------
                                                                          1,528,752
                                                                        -----------
PACKAGED FOODS  1.8%
McCormick & Co., Inc. ......................................   48,259     1,740,340
                                                                        -----------

PHARMACEUTICALS  43.5%
American Home Products Corp. ...............................   56,000     3,558,800
Johnson & Johnson, Inc. ....................................   54,432     5,718,762
Merck & Co., Inc. ..........................................   50,376     4,716,453
Pfizer, Inc. ...............................................  350,047    16,102,162
Schering-Plough Corp. ......................................  195,374    11,087,475
                                                                        -----------
                                                                         41,183,652
                                                                        -----------
RESTAURANTS  0.1%
Luby's Cafeterias, Inc. ....................................   13,367        80,202
                                                                        -----------

SEMICONDUCTORS  19.6%
Intel Corp. ................................................  618,715    18,600,120
                                                                        -----------

See Notes to Financial Statements

YOUR FUND'S INVESTMENTS

December 31, 2000

                                                                          MARKET
DESCRIPTION                                                   SHARES       VALUE
SPECIALTY CHEMICALS  2.1%
International Flavors & Fragrances, Inc. ...................   49,712   $ 1,009,775
Lubrizol Corp. .............................................   37,620       968,715
                                                                        -----------
                                                                          1,978,490
                                                                        -----------

TOTAL LONG-TERM INVESTMENTS  97.9%
  (Cost $7,332,741)..................................................    92,812,760
                                                                        -----------

REPURCHASE AGREEMENTS  2.2%
State Street Bank & Trust Co. ($2,134,000 par collateralized by U.S.
  Government obligations in a pooled cash account, dated 12/29/00 to be sold on 01/02/01 at $2,135,375
  (Cost $2,134,000)).................................................     2,134,000
                                                                        -----------

TOTAL INVESTMENTS  100.1%
  (Cost $9,466,741)..................................................    94,946,760
LIABILITIES IN EXCESS OF OTHER ASSETS  (0.1%)........................      (138,636)
                                                                        -----------

NET ASSETS  100.0%...................................................   $94,808,124
                                                                        ===========

(a) Non-income producing security.

ADR--American Depositary Receipt

                                               See Notes to Financial Statements

FINANCIAL STATEMENTS
Statement of Assets and Liabilities
December 31, 2000

ASSETS:
Total Investments (Cost $9,466,741).........................  $94,946,760
Receivables:
  Dividends.................................................       76,495
  Interest..................................................        1,031
Other.......................................................       52,420
                                                              -----------
    Total Assets............................................   95,076,706
                                                              -----------
LIABILITIES:
Payables:
  Custodian Bank............................................       50,797
  Investment Advisory Fee...................................       40,054
  Affiliates................................................        8,458
  Fund Shares Repurchased...................................        5,457
Managing General Partners' Retirement Plan..................      115,868
Accrued Expenses............................................       47,948
                                                              -----------
    Total Liabilities.......................................      268,582
                                                              -----------
NET ASSETS..................................................  $94,808,124
                                                              ===========
NET ASSETS ARE COMPRISED OF:
248,260 units of limited partnership interest...............  $93,471,897
3,425 units of non-managing general partnership interest....    1,289,540
124 units of managing general partnership interest..........       46,687
                                                              -----------
NET ASSETS..................................................  $94,808,124
                                                              ===========
NET ASSET VALUE PER UNIT ($94,808,124 divided by 251,809
  units of partnership interest outstanding)................  $    376.51
                                                              ===========

See Notes to Financial Statements

Statement of Operations
For the Year Ended December 31, 2000

INVESTMENT INCOME:
Dividends (net of foreign withholding taxes of $5,543)......  $  1,043,207
Interest....................................................       134,012
                                                              ------------
    Total Income............................................     1,177,219
                                                              ------------
EXPENSES:
Investment Advisory Fee.....................................       533,732
Managing General Partners' Fees and Related Expenses........        55,349
Custody.....................................................         9,836
Legal.......................................................         1,859
Other.......................................................        93,240
                                                              ------------
    Total Expenses..........................................       694,016
    Less Credits Earned on Overnight Cash Balances..........           173
                                                              ------------
    Net Expenses............................................       693,843
                                                              ------------
NET INVESTMENT INCOME.......................................  $    483,376
                                                              ============
REALIZED AND UNREALIZED GAIN/LOSS:
Net Realized Gain...........................................  $  6,907,325
                                                              ------------
Unrealized Appreciation/Depreciation:
  Beginning of the Period...................................    84,367,221
  End of the Period.........................................    85,480,019
                                                              ------------
Net Unrealized Appreciation During the Period...............     1,112,798
                                                              ------------
NET REALIZED AND UNREALIZED GAIN............................  $  8,020,123
                                                              ============
NET INCREASE IN NET ASSETS FROM OPERATIONS..................  $  8,503,499
                                                              ============

                                               See Notes to Financial Statements

Statement of Changes in Net Assets
For the Years Ended December 31, 2000 and 1999

                                                     YEAR ENDED           YEAR ENDED
                                                  DECEMBER 31, 2000    DECEMBER 31, 1999
                                                  --------------------------------------
FROM INVESTMENT ACTIVITIES:
Operations:
Net Investment Income............................    $   483,376          $   487,860
Net Realized Gain................................      6,907,325            1,777,935
Net Unrealized Appreciation During the Period....      1,112,798            7,819,763
                                                     -----------          -----------
Change in Net Assets from Operations.............      8,503,499           10,085,558
                                                     -----------          -----------
Distributions from Net Investment Income.........       (336,592)            (352,177)
Distributions from Net Realized Gain.............       (144,772)            (136,841)
                                                     -----------          -----------
Total Distributions..............................       (481,364)            (489,018)
                                                     -----------          -----------
NET CHANGE IN NET ASSETS FROM INVESTMENT
  ACTIVITIES.....................................      8,022,135            9,596,540
                                                     -----------          -----------
FROM PARTNERSHIP UNIT TRANSACTIONS:
Proceeds from Units Issued Through Dividend
  Reinvestment...................................         90,340               80,661
Cost of Units Repurchased........................     (7,509,250)          (3,389,034)
                                                     -----------          -----------
NET CHANGE IN NET ASSETS FROM PARTNERSHIP UNIT
  TRANSACTIONS...................................     (7,418,910)          (3,308,373)
                                                     -----------          -----------
TOTAL INCREASE IN NET ASSETS.....................        603,225            6,288,167
NET ASSETS:
Beginning of the Period..........................     94,204,899           87,916,732
                                                     -----------          -----------
End of the Period................................    $94,808,124          $94,204,899
                                                     ===========          ===========
CHANGE IN PARTNERSHIP UNITS OUTSTANDING:
Units Issued Through Dividend Reinvestment.......            228                  245
Units Repurchased................................        (18,804)             (10,219)
                                                     -----------          -----------
Decrease in Partnership Units Outstanding........        (18,576)              (9,974)
                                                     ===========          ===========

See Notes to Financial Statements

Financial Highlights
THE FOLLOWING SCHEDULE PRESENTS FINANCIAL HIGHLIGHTS FOR ONE UNIT OF THE FUND OUTSTANDING THROUGHOUT THE PERIODS INDICATED.

                                               YEAR ENDED DECEMBER 31, (A)
                                     -----------------------------------------------
                                      2000      1999      1998      1997      1996
                                     -----------------------------------------------
NET ASSET VALUE, BEGINNING OF THE
  PERIOD...........................  $348.41   $313.59   $243.54   $205.35   $151.88
                                     -------   -------   -------   -------   -------
  Net Investment Income............     1.85      1.77      2.01      1.91      1.49
  Net Realized and Unrealized
    Gain...........................    28.06     34.82     69.32     37.56     53.26
                                     -------   -------   -------   -------   -------
Total from Investment Operations...    29.91     36.59     71.33     39.47     54.75
                                     -------   -------   -------   -------   -------
Less:
  Distributions from Net Investment
    Income.........................     1.28      1.28      1.28      1.28      1.28
  Distributions from Net Realized
    Gain...........................      .53       .49       -0-       -0-       -0-
                                     -------   -------   -------   -------   -------
Total Distributions................     1.81      1.77      1.28      1.28      1.28
                                     -------   -------   -------   -------   -------
NET ASSET VALUE, END OF THE
  PERIOD...........................  $376.51   $348.41   $313.59   $243.54   $205.35
                                     =======   =======   =======   =======   =======

Total Return (b)...................    8.56%    11.48%    29.36%    19.23%    36.21%
Net Assets at End of the Period (In
  millions)........................  $  94.8   $  94.2   $  87.9   $  70.3   $  61.8
Ratio of Expenses to Average Net
  Assets...........................     .65%      .75%      .74%      .75%      .93%
Ratio of Net Investment Income to
  Average Net Assets...............     .45%      .53%      .73%      .80%      .87%
Portfolio Turnover.................       0%        0%        0%        0%        0%

(a) Based on average units outstanding.

(b) Total return based on net asset value (NAV) assumes an investment at the beginning of the period indicated, reinvestment of all distributions for the period, and sale of all shares at the end of the period, all at NAV.

                                               See Notes to Financial Statements

NOTES TO
FINANCIAL STATEMENTS

December 31, 2000

1. SIGNIFICANT ACCOUNTING POLICIES

Van Kampen Exchange Fund (the "Fund"), a California limited partnership, is a partnership registered under the Investment Company Act of 1940, as amended, as a diversified open-end investment management company. The Fund seeks long-term growth of capital. The production of current income is a secondary objective. The Fund commenced investment operations on December 16, 1976.

    The following is a summary of significant accounting policies consistently followed by the Fund in the preparation of its financial statements. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

A. SECURITY VALUATION Investments in securities listed on a securities exchange are valued at their sale price as of the close of such securities exchange. Fixed income investments are stated at value using market quotations. Unlisted securities and listed securities for which the last sales price is not available are valued at the mean between the last reported bid and ask price. For those securities where quotations or prices are not available, valuations are determined in accordance with procedures established in good faith by the Managing General Partners. Short-term securities with remaining maturities of 60 days or less are valued at amortized cost, which approximates market value.

B. SECURITY TRANSACTIONS Security transactions are recorded on a trade date basis. Realized gains and losses are determined on an identified cost basis.

    The Fund may invest in repurchase agreements which are short-term investments whereby the Fund acquires ownership of a debt security and the seller agrees to repurchase the security at a future time and specified price. The Fund may invest independently in repurchase agreements, or transfer uninvested cash balances into a pooled cash account along with other investment companies advised by Van Kampen Asset Management Inc. (the "Adviser") or its affiliates, the daily aggregate of which is invested in repurchase agreements. Repurchase agreements are fully collateralized by the underlying debt security. The Fund will make payment for such securities only upon physical delivery or evidence of book entry transfer to the account of the custodian bank. The seller is required to maintain the value of the underlying security at not less than the repurchase proceeds due the Fund.

NOTES TO
FINANCIAL STATEMENTS

December 31, 2000

C. INVESTMENT INCOME Dividend income is recorded on the ex-dividend date and interest income is recorded on an accrual basis.

D. FEDERAL INCOME TAXES The Fund has met the qualifications to be classified as a partnership for federal income tax purposes and intends to maintain this qualification in the future. A partnership is not subject to federal income tax.

    At December 31, 2000, for federal income tax purposes the cost of long- and short-term investments is $5,204,527, the aggregate gross unrealized appreciation is $89,756,993 and the aggregate gross unrealized depreciation is $14,760, resulting in net unrealized appreciation on long- and short-term investments of $89,742,233.

E. DISTRIBUTION OF INCOME AND GAINS Quarterly distributions to partners are recorded on the record date. Net investment income is allocated daily to each partner, relative to the total number of units held. Capital gains or losses will be allocated equally among units outstanding on the day recognized.

F. EXPENSE REDUCTIONS During the year ended December 31, 2000, the Fund's custody fee was reduced by $173 as a result of credits earned on overnight cash balances.

2. INVESTMENT ADVISORY AGREEMENT AND
OTHER TRANSACTIONS WITH AFFILIATES

Under the terms of the Fund's Investment Advisory Agreement, the Adviser will provide facilities and investment advice to the Fund for an annual fee payable monthly of .50% based on the average daily net assets of the Fund.

    For the year ended December 31, 2000, the Fund recognized expenses of approximately $1,900 representing legal services provided by Skadden, Arps, Slate, Meagher & Flom (Illinois), counsel to the Fund, of which a trustee of the Fund is an affiliated person.

    Under an Accounting Services agreement, the Adviser provides accounting services to the Fund. The Adviser allocates the cost of such services to each fund. For the year ended December 31, 2000, the Fund recognized expenses of approximately $11,600 representing Van Kampen Investments Inc.'s or its affiliates' (collectively "Van Kampen") cost of providing accounting services to the Fund.

    Van Kampen Investor Services Inc., an affiliate of the Adviser, serves as the shareholder servicing agent for the Fund. For the year ended December 31, 2000, the Fund recognized expenses of approximately $13,400. Transfer agency fees are determined through negotiations with the Fund's Managing General Partners and are based on competitive benchmarks.

NOTES TO
FINANCIAL STATEMENTS

December 31, 2000

    Managing General Partners of the Fund who are not affiliated with the Adviser are compensated by the Fund at the annual rate of approximately $500 plus a fee of $250 per Board meeting attended.

    The Managing General Partners of the Fund instituted a Retirement Plan effective April 1, 1996. The Plan is not funded, and obligations under the Plan will be paid solely out of the Fund's assets. The Fund will not reserve or set aside funds for the payment of its obligations under the Plan by any form of trust or escrow. For the Managing General Partners not affiliated with the Adviser, the annual retirement benefit payable per year for a ten year period is based upon the highest total annual compensation received in any of the three calendar years preceding retirement. Managing General Partners with more than five but less than ten years of service at retirement will receive a prorated benefit. Under the Plan, for the Managing General Partners retiring with the effectiveness of the Plan, the annual retirement benefit payable per year for a ten year period is equal to 75% of the total compensation received from the Fund during the 1995 calendar year.

    At December 31, 2000, the Adviser and Van Kampen Exchange Corp., as nonmanaging general partners of the Fund, owned 354 and 3,071 units of partnership interest, respectively.

3. PARTNERSHIP UNIT TRANSACTIONS

Partners of the Fund may redeem units at any time. The net asset value of units redeemed, other than redemptions under a systematic withdrawal plan, may be paid in cash or securities, at the option of the Fund, and will ordinarily be paid in whole or in part in securities. The Fund's valuation will determine the quantity of securities tendered. The Fund will select securities for tender in redemptions based on tax or investment considerations.

4. INVESTMENT TRANSACTIONS

During the period, the cost of purchases and proceeds from sales of investments, excluding short-term investments, were $-0- and $6,928,748, respectively.

5. NET ASSETS

At December 31, 2000, net assets include the following:

Net paid in capital on units of beneficial interest.........    $ 9,328,105
Net unrealized appreciation on investments..................     85,480,019
                                                                -----------
Total net assets............................................    $94,808,124
                                                                ===========

                                     PART C

                               OTHER INFORMATION

ITEM 23.  EXHIBITS


                   (a)       Restated and Amended Certificate and Agreement of Limited
                             Partnership(5)
                      (1)    Amendment to Certificate of Limited Partnership, on Form
                             LP-1(1)
                      (2)    Amendment to Certificate of Limited Partnership, on Form
                             LP-2(2)
                      (3)    Amendment to Certificate of Limited Partnership, on Form
                             LP-2(4)
                      (4)    Amendment to Certificate of Limited Partnership, on Form
                             LP-2(5)
                   (b)       Bylaws(5)
                   (c)       Copy of Specimen Certificate(5)
                   (d)       Investment Advisory Agreement(4)
                   (e)       Not Applicable
                   (f)       Not Applicable
                   (g)(1)    Custodian Contract(3)
                      (2)    Transfer Agency and Service Agreement(4)
                   (h)       Not Applicable
                   (i)       Not Applicable
                   (j)(1)    Consent of Deloitte & Touche LLP+
                      (2)    Consent of KPMG LLP+
                   (k)       Audit Report and Financial Statement for fiscal year end
                             December 31, 1999(6)
                   (l)       Not Applicable
                   (m)       Not Applicable
                   (n)       Not Applicable
                   (o)       Not Applicable
                   (p)       Code of Ethics+


---------------
(1) Incorporated herein by reference to Post-Effective Amendment No. 16 to Registrant's Registration Statement on Form N-1A, File Number 811-2611, filed April 26, 1995.

(2) Incorporated herein by reference to Post-Effective Amendment No. 17 to Registrant's Registration Statement on Form N-1A, File Number 811-2611, filed April 29, 1996.

(3) Incorporated herein by reference to Post-Effective Amendment No. 75 to Van Kampen American Capital Growth and Income Fund's Registration Statement on Form N-1A, File Number 2-21657, filed March 27, 1998.

(4) Incorporated herein by reference to Post-Effective Amendment No. 19 to Registrant's Registration Statement on Form N-1A, File Number 811-2611, filed April 27, 1998.

(5) Incorporated herein by reference to Post-Effective Amendment No. 20 to Registrant's Registration Statement on Form N-1A, File Number 811-2611, filed April 23, 1999.


(6)Incorporated herein by reference to Post-Effective Amendment No. 21 to Registrant's Registration Statement on Form N-1A, File Number 811-2611, filed April 28, 2000.


 +  Filed Herewith.

ITEM 24.  PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH REGISTRANT

     None.

ITEM 25.  INDEMNIFICATION

     Article XIII, Section 13.4 of Registrant's Restated and Amended Certificate and Agreement of Limited Partnership provides as follows:

     "The Partnership shall indemnify each General Partner (including officers and or directors of a corporate General Partner and including former General Partners who have not ceased to be liable as General Partners under the Partnership Act) against judgments, fines, amounts paid in settlement, and expenses (including attorneys' fees) reasonably incurred by him in any civil, criminal or investigative proceeding in which he is involved or threatened to be involved by reason of his being a General Partner of the Partnership, provided that he acted in good faith, within what he reasonably believed to be the scope of his authority, and for a purpose which he reasonably believed to be within the scope of his authority, and for a purpose which he reasonably believed to be in the best interests of the Partnership or the Limited Partners. To the extent that a General Partner has been successful on the merits or otherwise in defense of any such proceeding or in defense of any claim or matter therein, he shall be deemed to have acted in good faith and in a manner he believed to be in the best interests of the Partnership or the Limited Partners. The determination under any other circumstances as to whether a General Partner acted in good faith, within what he reasonably believed to be the scope of his authority, and for a purpose which he reasonably believed to be in the best interests of the Partnership or the Limited Partners, shall be made by action of the General Partners who were not parties to such proceedings, or by independent legal counsel selected by the General Partners (who may be the regular counsel for the Partnership) in a written opinion. No General Partner shall be indemnified under this provision against any liability to the Partnership or its Partners to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office. The indemnification provided hereunder shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any applicable statute, agreement, vote of the General Partners or Limited Partners, or otherwise."

ITEM 26. BUSINESS AND OTHER CONNECTIONS OF INVESTMENT ADVISER

     See "Management, Organization and Capital Structure" in Part A and "Management of the Fund" in the Statement of Additional Information for information regarding the business of the Adviser. For information as to the business, profession, vocation and employment of a substantial nature of directors and officers of the Adviser, reference is made to the Adviser's current Form ADV (File No. 801-1669) filed under the Investment Advisers Act of 1940, as amended, incorporated herein by reference.

ITEM 27. PRINCIPAL UNDERWRITERS

     Not applicable.

ITEM 28. LOCATION OF ACCOUNTS AND RECORDS

     All accounts, books and other documents of the Registrant required by
Section 31(a) of the Investment Company Act of 1940, as amended, and the Rules thereunder to be maintained (i) by Registrant will be maintained at its offices, located at Van Kampen Investments Inc., 1 Parkview Plaza, Oakbrook Terrace, IL 60181-5555, Van Kampen Investor Services Inc., 7501 Tiffany Springs Parkway, Kansas City, MO 64153, or at the State Street Bank and Trust Company, 1776 Heritage Drive, North Quincy, MA 02171; and (ii) by the Adviser, will be maintained at its offices, located at 1 Parkview Plaza, Oakbrook Terrace, Illinois 60181-5555.

ITEM 29.  MANAGEMENT SERVICES

     Not applicable.

ITEM 30.  UNDERTAKINGS

     Not applicable.

                                   SIGNATURE


     Pursuant to the requirements of the Investment Company Act of 1940, the Registrant, Van Kampen Exchange Fund, has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Oakbrook Terrace, and the State of Illinois, on the 27th day of April, 2001.

                                    VAN KAMPEN EXCHANGE FUND

                                    By /s/ RICHARD F. POWERS, III
                                      ------------------------------------------
                                            Richard F. Powers, III
                                            Chief Executive Officer

                            VAN KAMPEN EXCHANGE FUND

                INDEX TO EXHIBITS TO AMENDMENT NO. 22, FORM N-1A

EXHIBIT                               DESCRIPTION OF
  NO.                                     EXHIBIT
-------                               --------------
(j)(1)                       Consent of Deloitte & Touche LLP
   (2)                       Consent of KPMG LLP
(p)                          Code of Ethics